5429 LBJ Freeway, Suite 1000
Dallas, TX 75240-2607
Phone: (214)-560-9000
Fax: (214) 561-7499
w w w . d y n a m e x . c o m
Exhibit 99.2
September 24, 2008
Mr. James L. Welch
1509 S. Auburn Hills Ct.
Wichita, KS 67235
Dear James:
On behalf of the board of directors of Dynamex Inc. (“Dynamex”), we are pleased to offer you the position of President and Chief Executive Officer on the terms and conditions set forth below. As our CEO, you would also become a member of the Dynamex board of directors, subject to your continued election by the Dynamex stockholders. The board is impressed with your qualifications and experience and believes that you can lead Dynamex towards achieving its strategic goals. We have targeted a commencement date for your employment for November 1, 2008, assuming (i) the negotiation and execution of a mutually acceptable employment agreement between you and Dynamex and (ii) the satisfactory completion of due diligence review (including reference checks and customary medical and other evaluations).
As background for the terms of this offer, in 2007, the board commissioned the compensation consulting firm Pearl, Meyer & Partners (“PMP”) to review the compensation programs in place for its executives and to make recommendations as to appropriate modifications to those programs that would reflect the comparison to other programs within the company’s peer group. In developing our offer to you, we have relied on the work done by PMP, including a recent update, in the areas of base salary, annual bonus and the Long-Term Incentive (“LTI”) programs. We believe their guidance is timely, and accurately reflects current compensation practices within our peer group.
In addition to the terms set forth below, I have also attached the PMP presentation and another schedule which hopefully you will find helpful in understanding the LTI program in particular. Naturally, this program will be explained more fully in a formal plan document that will be provided to you, but I think you will gain a fundamental knowledge of how these plans work, and a comfort level with them from these materials.
The principal terms and conditions of your employment will be as follows:

Base Salary:	$525,000, subject to annual review by the board’s Compensation Committee.

Annual Bonus:	Dynamex provides an annual bonus incentive plan structured to provide cash incentives to key employees and is based on the achievement of key corporate objectives for the fiscal year.

The Annual Bonus is determined by achieving two pre-determined targets which are set annually: Net Income (60% of the bonus) and Revenue (40% of the bonus). Actual results will produce a range of bonus compensation predicated on a “bonus multiplier” (see Schedule A), as set forth in the examples below:

Threshold	Target	Max
40% of Base Salary	60% of Base Salary	120% of Base Salary
($210,000)	($315,000)	($630,000)
(59th percentile)	(73rd percentile)	(99th percentile)

Long-term Incentive:	The long-term incentive program consists of both time-vested stock options and performance-based shares. Please refer to the “Long-Term Incentive Award Program” presentation dated September 24, 2008, from PMP which provides an explanation of the plan the board has adopted. Note especially the final three pages of that presentation, which lay out in an illustration format how the program is meant to work.

You will receive an initial grant of 21,667 of stock options and 13,000 restricted performance units.

Severance:	Employment with Dynamex is at-will. However, in the event that Dynamex terminates your employment without cause, you will receive a severance benefit equal to 12 months base salary and continuation of medical benefits for a period of one year.

Fringe Benefits:	We provide our executive officers with certain other benefits that we believe are reasonable, competitive, and consistent with our overall executive compensation program. We currently provide our executive officers company paid auto allowances, company paid health and dental premiums and a 401k plan.

Vacation:	Four weeks of paid vacation per year.

Change of Control:	At a change of control, all time-vested options would fully vest; additionally, performance-based shares would be earned at the greater of target or actual performance (during the portion of the performance period that precedes the change-in-control.) Your employment agreement will address this issue in greater detail as well as the treatment of salary and bonus but, generally, we would expect your salary and bonus to be maintained if you are retained by successor ownership, and that your severance provisions would control if you are not.
As an employee of Dynamex, you will be subject to its policies and procedures including its code of ethics, insider trading policy and disclosure policy. A copy of the policies and procedures currently in effect for Dynamex are available at www.dynamex.com. Please recognize that your continued employment by Dynamex will depend upon your abiding by these policies, as they may be amended from time to time.

We are excited about the prospect of your joining us. To acknowledge your acceptance of this conditional offer, please sign below and return a copy of the letter to Dynamex at the address set forth above. The offer evidenced hereby will expire if a signed copy of this letter is not returned to Dynamex on or before October 3, 2008.
We look forward to talking with you soon.

Sincerely,
/s/ Rick McClelland
Rick McClelland
Chairman

Accepted and agreed as of
October 2, 2008:

/s/ James L. Welch

James L. Welch
Attachments

Schedule A

CEO
Bonus Scale
Bonus	Bonus
Achieved	Multiplier
90.0%	0.667
91.0%	0.700
92.0%	0.733
93.0%	0.767
94.0%	0.800
95.0%	0.833
96.0%	0.866
97.0%	0.900
98.0%	0.933
99.0%	0.966
100.0%	1.000
101.0%	1.100
102.0%	1.200
103.0%	1.300
104.0%	1.400
105.0%	1.500
106.0%	1.600
107.0%	1.700
108.0%	1.800
109.0%	1.900
110.0%	2.000

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